Consent of Independent Registered Public Accounting Firm

The Board of Directors
National Research Corporation:

We consent to the use of our report dated May 28, 2008, with respect to the consolidated balance sheets of My InnerView, Inc. and Affiliate as of December 31, 2007 and 2006, and the related consolidated statements of income and accumulated deficit and cash flows for the years then ended, which report appears in National Research Corporation’s Form 8-K/A filed on March 10, 2009, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ WIPFLi LLP

Wausau, Wisconsin
May 19, 2009